EXHIBITS
EXHIBIT 21.1
HARVEST NATURAL RESOURCES, INC.
LIST OF SUBSIDIARIES

Jurisdiction
Name	of Incorporation

Harvest-Vinccler Dutch Holding B.V.*	The Netherlands

Energy International Financial Institution, Ltd.*	Barbados

The names of certain subsidiaries have been omitted in reliance upon Item 601(b)(21)(ii) of Regulation S-K.

*	All subsidiaries are wholly-owned by Harvest Natural Resources, Inc., except Harvest-Vinccler Dutch Holding B.V. which is indirectly owned 80 percent by Harvest Natural Resources, Inc. and Energy International Financial Institution which is owned 80 percent by Harvest Natural Resources, Inc.

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